FAM

77 C - Matters submitted to a vote of security holders

The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust/FIDAC Mortgage Income Fund, First Trust Strategic High Income Fund, First Trust Strategic High Income Fund II, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Strategic High Income Fund III, First Trust Specialty Finance and Financial Opportunities Fund and First Trust Active Dividend Income Fund was held on April 14, 2010. At the Annual Meeting, Trustees James A. Bowen and Niel B. Nielson were elected by the Common Shareholders of the First Trust/Aberdeen Global Opportunity Income Fund as Class III Trustees for a three-year term expiring at the Fund's annual meeting of shareholders in 2013. The number of votes cast in favor of Mr. Bowen was 14,823,647, the number of votes against was 296,565 and the number of abstentions was 2,245,024. The number of votes cast in favor of Mr. Nielson was 14,807,221, the number of votes against was 312,991 and the number of abstentions was 2,245,024. Richard E. Erickson, Thomas R. Kadlec and Robert F. Keith are the other current and continuing Trustees.